Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kou You Kai, Ltd.

As independent registered public accountants, we hereby consent to the use of our report dated October 5, 2018 with respect to the consolidated financial statements of Kou You Kai, Ltd., in its registration statement on Form S-1 relating to the registration of 2,500,000 shares of common stock.  We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

October 5, 2018